Exhibit 99
April 20, 2005


Dear Shareholder:

We are pleased to provide a report on GrandSouth Bancorporation for the first quarter of 2005. The earnings performance for the quarter is a significant improvement over 2004 first quarter results. Net income for the period ending March 31, 2005 equaled $503,328 compared to earnings of $183,694 for the same period in 2004. On a diluted basis, net income per share for the quarter rose to $.16 versus $.06 for the first quarter of 2004. Through the first three months of 2005, profitability for the company has resulted in an annualized return on average equity of 18.40% and an annualized return on average assets of .94%.

The earnings performance for the first quarter of 2005 was supported by an improving net interest margin, growth in non-interest income, higher earning asset volumes, and modest increases in non-interest expenses. The Federal Reserve's recent actions to increase short term interest rates have allowed the company to re-price earning assets more rapidly than interest bearing liabilities. We anticipate a continued strengthening of net interest margin over the course of the year, provided short term rates continue to rise along current trends.

Total assets at March 31, 2005 equaled $221 million compared to $187 million at March 31, 2004. Deposits grew to $189 million at March 31, 2005 versus $161 million at March 31, 2004. Loans, net of reserves, totaled $176 million at March 31, 2005 compared to $154 million at March 31, 2004.

During the first quarter of 2005, the Board of Directors approved a plan to establish a new branch office in Anderson, S.C. Regulatory approvals have been obtained and management is making the necessary plans to construct a new office at the corner of North Boulevard and Fant Streets in the City of Anderson. We expect to complete the office and open for business later in the current year. The expansion will allow the company to expand its market into an attractive market and broaden its customer base.

We remain optimistic regarding the outlook for the reminder of the year. We believe that our experienced staff of community bankers will continue to be successful in producing excellent growth in earning assets, deposits and earnings. We hope you will think of us when you have a financial need and consider supporting your investment by letting us assist you with loans or deposit products including some very attractive rates for certificates of deposit or money market accounts.

As always, we continue to appreciate your support.



Sincerely,

Mason Y. Garrett, Chairman


Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., April 20, 2005 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced strong first quarter earnings. Net income for the quarter ending March 31, 2005 was $503,328, an increase of 174% compared to net income of $183,694 for the first quarter of 2004. Net income per diluted share for the first quarter of 2005 was $.16 compared to $.06 per diluted share for the first quarter of 2004.

Loans, net of reserves, grew to $176 million at March 31, 2005 compared to loans at December 31, 2004 of $174 million. Total assets grew to $221 million at March 31, 2005 compared to $208 million at December 31, 2004. Deposits increased to $189 million at quarter end from $176 million at December 31, 2004.

The earnings performance for the first quarter of 2005 was supported by an improving net interest margin, growth in non interest income, higher earning asset volumes, and modest increases in non interest expenses. Mason Garrett, GrandSouth's Chairman stated: "The Federal Reserve's recent actions to increase short term interest rates have allowed the company to re-price earning assets more rapidly than interest bearing liabilities. We anticipate a continued strengthening of the net interest margin over the course of the year, provided short term rates continue along current trends."

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with two offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C. The company has announced plans to establish a new branch office in Anderson, S.C. during 2005.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                             At March 31,            At December 31,
                                                                                                 2005                    2004 *
                                                                                              (Unaudited)               (Audited)
                                                                                              -----------               ---------
ASSETS
Cash and Due From Banks ....................................................                $ 15,504,580                $  5,968,458
Investment Securities ......................................................                  18,576,690                  17,305,988
Loans, net .................................................................                 176,502,013                 174,164,872
Other Assets ...............................................................                  10,339,760                  10,490,428
                                                                                            ------------                ------------
Total Assets ...............................................................                $220,923,043                $207,929,746
                                                                                            ============                ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...............................................                $ 11,912,091                $  8,817,734
Interest bearing deposits ..................................................                 177,269,355                 167,328,540
                                                                                            ------------                ------------
             Total deposits ................................................                 189,181,446                 176,146,274
Borrowings .................................................................                  19,500,000                  19,500,000
Other liabilities ..........................................................                   1,149,579                   1,486,514
                                                                                            ------------                ------------
             Total liabilities .............................................                 209,831,025                 197,132,788
Shareholders' equity .......................................................                  11,092,018                  10,796,958
                                                                                            ------------                ------------
Total liabilities and shareholders' equity .................................                $220,923,043                $207,929,746
                                                                                            ============                ============

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)                                                                                                 Three Months
                                                                                                           Ended March 31,
                                                                                                           ---------------
                                                                                                      2005                  2004
                                                                                                      ----                  ----
Total interest income ................................................................             $3,135,247             $2,300,170

Total Interest expense ...............................................................              1,250,098                815,262
                                                                                                   ----------             ----------
             Net interest income .....................................................              1,885,149              1,484,908

Provision for possible loan losses ...................................................                225,000                350,000
                                                                                                   ----------             ----------
             Net interest income after provision for possible
                  loan losses ........................................................              1,660,149              1,134,908

Total noninterest income .............................................................                137,660                 84,499

Total noninterest expense ............................................................                999,859                931,201
                                                                                                   ----------             ----------
             Income before taxes .....................................................                797,950                288,206

Income tax expense ...................................................................                294,622                104,512
                                                                                                   ----------             ----------
             Net Income ..............................................................             $  503,328             $  183,694
                                                                                                   ==========             ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING .......................................................              2,382,145              2,382,145
                                                                                                   ==========             ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED ..............................................              3,212,527              3,185,523
                                                                                                   ==========             ==========
NET INCOME PER COMMON SHARE, BASIC ...................................................             $     0.21             $     0.08
                                                                                                   ==========             ==========
NET INCOME PER COMMON SHARE, DILUTED .................................................             $     0.16             $     0.06
                                                                                                   ==========             ==========

* The year-end condensed consoolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.